EXHIBIT 3.1.1

CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

BK TECHNOLOGIES CORPORATION

Pursuant to section 78.390 of the Nevada Revised Statutes, BK TECHNOLOGIES CORPORATION, a Nevada corporation, hereinafter referred to as the “Corporation,” hereby adopts the following Amendment to its Articles of Incorporation.

1. The Corporation’s Articles of Incorporation are hereby amended by deleting the first sentence of the “FIFTH” article of the Articles of Incorporation of BK TECHNOLOGIES CORPORATION in its entirety and inserting in lieu thereof the following:

The aggregate number of shares which the corporation shall have authority to issue is 50,000,000 shares of common stock, par value $0.60 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.

2. Except as specifically provided herein, the Corporation’s Articles of Incorporation shall remain unmodified and shall continue in full force and effect.

3. By execution hereof, the undersigned officer of the Corporation certifies that the foregoing Certificate of Amendment to Articles of Incorporation of BK TECHNOLOGIES CORPORATION was duly authorized and adopted by the Corporation’s board of directors and was approved by the Corporation’s stockholders at the Corporation’s 2021 Annual Meeting of Stockholders by the affirmative vote of stockholders holding 71% of the shares of the Corporation’s common stock, which constituted a majority of the shares of the Corporation’s common stock that were issued and outstanding on October 25, 2021, the record date for the Corporation’s 2021 Annual Meeting of Stockholders.

Dated as of December 22, 2021.

BK TECHNOLOGIES CORPORATION

By	/s/ William P. Kelly
William P. Kelly, Chief Financial Officer